Exhibit 99.2

Computershare PO Box 43006 Providence Rhode Island 02940-3006
toll free 800-213-0473 www.computershare.com shareholder@computershare.com

THE GEO GROUP, INC.

SPECIAL DIVIDEND EXPECTED TO BE PAID DECEMBER 31, 2012

The accompanying materials, dated December 14, 2012, should be read with care.

ALL GEO COMMON STOCK WILL BE ISSUED IN BOOK ENTRY FORM.

IF YOUR ELECTION FORM IS RECEIVED WITH NEITHER OF THE BOXES CLEARLY MARKED, YOUR ELECTION FORM IS RETURNED WITH BOTH BOXES MARKED OR YOUR ELECTION FORM IS NOT RECEIVED BY 5:00 P.M., EASTERN TIME, ON DECEMBER 24, 2012, YOU WILL NOT PARTICIPATE IN THE LOTTERY TO RECEIVE ALL CASH, BUT WILL OTHERWISE BE DEEMED TO HAVE CHOSEN THE CASH ELECTION, WHICH WOULD RESULT IN YOUR RECEIVING NO LESS THAN TWENTY PERCENT OF YOUR PORTION OF THE SPECIAL DIVIDEND IN CASH, BUT SUBJECT TO THE CASH LIMITATION DESCRIBED HEREIN AND IN THE ACCOMPANYING MATERIALS.

IF YOU ARE A SHAREHOLDER OF RECORD AND YOU HAVE ANY QUESTIONS ABOUT COMPLETING OR SUBMITTING THE ELECTION FORM, OR NEED A NEW ELECTION FORM, PLEASE CALL GEORGESON, OUR INFORMATION AGENT, AT (800) 213-0473.

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▲  FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED COURTESY REPLY ENVELOPE OR SEND A PDF OF THE BOTTOM PORTION TO THE FOLLOWING EMAIL ADDRESS: shareholder@computershare.com.  ▲

THE GEO GROUP, INC.

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☐	STOCK ELECTION	☐	CASH ELECTION (+ LOTTERY ENTRY)

I ELECT TO RECEIVE GEO COMMON STOCK (PLUS CASH IN LIEU OF ANY FRACTIONAL SHARE).		I ELECT TO RECEIVE CASH AND TO PARTICIPATE IN THE LOTTERY TO RECEIVE ALL CASH.

Stockholder(s) sign here	Date
IMPORTANT: Please sign this election form exactly as your name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SPECIAL DIVIDEND ELECTION FORM

The Board of Directors of The GEO Group, Inc., a Florida corporation (“GEO”) has declared a special dividend of $5.68 per share of GEO common stock, representing approximately $350 million of accumulated earnings and profits, payable to shareholders of record on December 12, 2012. We expect to pay this special dividend on December 31, 2012.

Each shareholder has the option to elect to receive the special dividend either in cash or shares of GEO common stock, except that we will limit the aggregate amount of cash payable to shareholders (other than cash payable in lieu of fractional shares) to the amount of cash paid pursuant to the lottery described below, plus 20% of the total dividend amount remaining after the lottery. Shareholders who elect to receive cash will be placed in a lottery to receive all cash, with the total cash consideration issued in the lottery capped at approximately $7.35 million or 2.1% of the special dividend. Shareholders who do not make an election will not participate in the lottery but will otherwise be deemed to have chosen the cash option. If, following the lottery, total cash elections (including deemed cash elections) exceed 20% of the remaining dividend amount, each shareholder who was not selected in the lottery and elected to receive cash (including deemed cash elections) will receive stock and a pro rata portion of the available cash. As a result, a shareholder electing to receive all cash will receive at least 20% of the shareholder’s portion of the special dividend in cash. Shares of GEO common stock are listed on the New York Stock Exchange under the symbol “GEO”. The number of shares of GEO common stock that you will receive will be determined by shareholder elections and by dividing the value of your special dividend not paid in cash by the average of the opening prices per share of GEO common stock on the New York Stock Exchange on December 26 and 27, 2012, the two trading days following December 24, 2012, the date the election form is due. If GEO common stock is elected, cash will be paid in lieu of fractional shares so that you will receive a whole number of shares of common stock.

If you hold shares of GEO common stock of record, please complete and sign the election form and return it to Computershare, the election agent, in the enclosed postage-paid envelope or send a pdf of the election form to the following email address: shareholder@computershare.com as soon as possible. To be effective, Computershare must receive your election by no later than 5:00 p.m., Eastern Time, on December 24, 2012. You may change your election by delivering a new, properly completed election form bearing a later date than your previously submitted election form to the election agent by 5:00 p.m., Eastern Time, on December 24, 2012. The election form should be completed only by holders of record as of December 12, 2012. If your shares are held in the name of a bank, broker or nominee, please promptly inform such bank, broker or nominee of the election (or any revocation of an election) they should make on your behalf.

Please check only one of the two boxes to indicate whether you elect to participate in the lottery and receive the special dividend in cash or receive the special dividend in shares of GEO common stock for all of the shares of GEO common stock that you owned on December 12, 2012.

If you do not timely return a properly completed election form or fail to return it in the manner or by the deadline specified below, you will not participate in the lottery but will otherwise be deemed to have chosen the cash option and will receive the special dividend in cash subject to the cash limitation described above and in the accompanying materials. If you check more than one box or fail to check any box, you will not participate in the lottery but will otherwise be deemed to have chosen the cash option and will receive the special dividend in cash subject to the cash limitation described above and in the accompanying materials. Because of the cash limitation described above and in the accompanying materials, you may not receive exactly the form of consideration that you elect and may instead receive a pro rata or adjusted amount of cash or GEO common stock.

Please detach along the perforated line and mail in the envelope provided or send a pdf of the election form to the following email address: shareholder@computershare.com.

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▲  FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED COURTESY REPLY ENVELOPE OR SEND A PDF OF THE BOTTOM PORTION TO THE FOLLOWING E-MAIL ADDRESS: shareholder@computershare.com.  ▲

THE GEO GROUP, INC.

PLEASE COMPLETE, SIGN, DATE AND DELIVER THIS ELECTION FORM TO COMPUTERSHARE IN THE ENCLOSED ENVELOPE BY NO LATER THAN 5:00 P.M., EASTERN TIME, ON DECEMBER 24, 2012.